Exhibit 99

Ingredion Incorporated	NEWS RELEASE
5 Westbrook Corporate Center
Westchester, IL 60154	CONTACT:
Investors: Steve Latreille, 708-551-2592
Media: Claire Regan, 708-551-2602

INGREDION INCORPORATED REPORTS SOLID THIRD QUARTER 2014 RESULTS

•                  Third quarter 2014 EPS rose 45 percent to $1.60 from $1.10 in the third quarter 2013

•                  Year-to-date EPS was $3.89, up 5 percent from $3.71 in the year-ago period

•                  Operating income grew double-digits across all regions in the third quarter

•                  Annual EPS guidance narrowed and lowered to $5.35 to $5.50

WESTCHESTER, Ill., October 30, 2014 — Ingredion Incorporated (NYSE: INGR), a leading global provider of ingredient solutions to diversified industries, today reported results for the third quarter 2014.

“We delivered a strong third quarter that reflects continued momentum in our business,” said Ilene Gordon, chairman, president and chief executive officer.  “All four regions delivered double-digit operating income growth, largely driven by solid volume growth, and expanded dollar margins through effective pricing and cost management.

“In addition, we have been actively executing against our strategic blueprint, as evidenced by our recently announced acquisition of Penford Corporation, for approximately $340 million, to enhance our specialty ingredient portfolio.  We also announced our intention to invest approximately $100 million in capital to drive further organic growth by expanding our manufacturing capacity for specialty ingredients.  A critical part of our strategy is effective deployment of cash.  In addition to the pending Penford acquisition, our current accelerated share repurchase program, for approximately $300 million, will contribute to diluted earnings per share accretion going forward.

“Overall, we expect our current business momentum to carry into the fourth quarter.  We have been progressively overcoming a slow start in 2014.  While we do not believe we will make up for all the challenges we faced earlier this year, our performance trajectory and recent strategic actions position us well for the future.”

-more-

Estimated factors affecting change in diluted earnings per share (EPS)

	3Q	YTD
Prior Year EPS:	$1.10	$3.71
Margin	0.30	(0.03)
Volume	0.06	0.21
Foreign exchange	(0.02)	(0.16)
Other income	0.06	0.08
Total operating items	0.40	0.10

Financing costs	0.03	0.02
Shares outstanding	0.07	0.16
Tax rate	—	(0.08)
Non-controlling interest	—	(0.02)
Total non-operating items	0.10	0.08
Total items affecting EPS	0.50	0.18
Current Year EPS:	$1.60	$3.89

Financial Highlights

•                  At September 30, 2014, total debt and cash and cash equivalents were $1.9 billion and $565 million, respectively, versus $1.8 billion and $574 million, respectively, at December 31, 2013.

•                  During the third quarter of 2014, net financing costs were $15 million, compared to $18 million in the year-ago period.

•                  The third quarter effective tax rate was 26.1 percent compared to 25.8 percent in the year-ago period.

•                  The year-to-date cash provided by operations was $462 million compared to $362 million in the year-ago period.

•                  For the first nine months, capital expenditures, net of disposals, were $187 million compared to $202 million last year.

Business Review

Total Ingredion

$ in millions	2013 Net sales	FX Impact	Volume	Price/mix	2014 Net sales	% change
Third quarter	1,612	-34	35	-153	1,460	-9%
Year-to-date	4,829	-179	98	-448	4,300	-11%

Operating income

•                  Third quarter 2014 operating income increased 30 percent to $178 million compared to $137 million in the third quarter of 2013.  Operating income grew in every region for the quarter.

•                  Year-to-date 2014 operating income increased 2 percent from $452 million in 2013 to $463 million this year.  Strong performance in APAC and EMEA was offset by a challenging operating environment in South America and a weaker-than-expected first quarter in North America.  In addition, corporate expenses included $7 million of income relating to a tax indemnification payment, which was completely offset by higher income tax expense.

North America

$ in millions	2013 Net sales	FX Impact	Volume	Price/mix	2014 Net sales	% change
Third quarter	949	-6	28	-165	806	-15%
Year-to-date	2,835	-24	37	-486	2,362	-17%

Operating income

•                  Third quarter 2014 operating income increased 17 percent to $113 million compared to $97 million in the third quarter of 2013.  The increase was driven by volume growth in the US and Canada, and strong operating results in Mexico.

•                  Year-to-date 2014 operating income fell 6 percent from $308 million in 2013 to $289 million this year.  The decline reflects the impact of a weak first quarter which more than offset growth in the second and third quarters.

South America

$ in millions	2013 Net sales	FX Impact	Volume	Price/mix	2014 Net sales	% change
Third quarter	323	-34	-5	24	308	-5%
Year-to-date	992	-153	16	51	906	-9%

Operating income

•                  Third quarter 2014 operating income grew 46 percent to $27 million compared to $19 million in the third quarter of 2013 as the business adjusted to a challenging environment.

•                  Year-to-date 2014 operating income fell 7 percent from $80 million in 2013 to $74 million this year as a weak first half in Argentina, driven by rapidly escalating input costs and a severe currency devaluation, more than offset improved results for the South American region in the third quarter.

Asia Pacific

$ in millions	2013 Net sales	FX Impact	Volume	Price/mix	2014 Net sales	% change
Third quarter	205	3	9	-11	206	—%
Year-to-date	601	-9	31	-29	594	-1%

Operating income

•                  Third quarter 2014 operating income increased 14 percent to $27 million compared to $24 million in the third quarter of 2013, driven by volume growth and cost management.

•                  Year-to-date 2014 operating income also rose 14 percent from $70 million in 2013 to $80 million this year behind solid operating results throughout the region.

Europe, Middle East, Africa (EMEA)

$ in millions	2013 Net sales	FX Impact	Volume	Price/mix	2014 Net sales	% change
Third quarter	135	3	4	-1	141	+4%
Year-to-date	401	6	15	16	438	+9%

Operating income

•                  Third quarter 2014 operating income increased 28 percent to $22 million compared to $17 million in the third quarter of 2013.  Results were particularly strong in Europe as the volume growth and cost benefits of our recent capacity investments continued to generate good returns.

•                  Year-to-date 2014 operating income rose 28 percent from $54 million in 2013 to $69 million this year largely as a result of continued momentum in Europe and solid results in Pakistan.

2014 Guidance

2014 EPS is expected to be in a range of $5.35 to $5.50 compared to $5.05 in 2013.  The guidance anticipates North America operating income will be down for the full year.  Our momentum has been good in the second and third quarters in North America, but we do not expect to compensate for the slow start to the year.  In line with previous guidance, we expect continued cost pressures in Argentina and softness in the Brazilian economy to result in South America being down slightly for the year.  Also in line with previous guidance, operating income in Asia Pacific and EMEA is expected to be up.  The guidance also reflects slightly lower anticipated financing costs compared to last year and an estimated effective tax rate of 27 - 28 percent.

Cash generated by operations is expected to be $700 - $750 million in 2014.

Capital expenditures in 2014 are now anticipated to be slightly below $300 million.  These investments will support growth and cost reduction actions across the organization.

Conference Call and Webcast

Ingredion will conduct a conference call today at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) to be hosted by Ilene Gordon, chairman, president and chief executive officer, and Jack Fortnum, chief financial officer.

The call will be broadcast in a real-time webcast. The broadcast will consist of the call and a visual presentation accessible through the Ingredion web site at www.ingredion.com. The presentation will be available to download approximately 60 minutes prior to the start of the call. A replay of the webcast will be available at www.ingredion.com.

ABOUT THE COMPANY

Ingredion Incorporated (NYSE:INGR) is a leading global ingredients solutions provider specializing in nature-based sweeteners, starches and nutrition ingredients. With customers in more than 100 countries, Ingredion serves approximately 60 diverse sectors in food, beverage, brewing, pharmaceuticals and other industries. For more information, visit www.ingredion.com.

Forward-Looking Statements

This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends these forward-looking statements to be covered by the safe harbor provisions for such statements.

Forward-looking statements include, among other things, any statements regarding the Company’s prospects or future financial condition, earnings, revenues, tax rates, capital expenditures, expenses or other financial items, any statements concerning the Company’s prospects or future operations, including management’s plans or strategies and objectives therefor and any assumptions, expectations or beliefs underlying the foregoing.

These statements can sometimes be identified by the use of forward looking words such as “may,” “will,” “should,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast,” “outlook” or other similar expressions or the negative thereof. All statements other than statements of historical facts in this release or referred to in this release are “forward-looking statements.”

These statements are based on current expectations, but are subject to certain inherent risks and uncertainties, many of which are difficult to predict and are beyond our control. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, stockholders are cautioned that no assurance can be given that our expectations will prove correct.

Actual results and developments may differ materially from the expectations expressed in or implied by these statements, based on various factors, including the effects of global economic conditions, including, particularly, continuation or worsening of the current economic, currency and political conditions in South America and economic conditions in Europe, and their impact on our sales volumes and pricing of our products, our ability to collect our receivables from customers and our ability to raise funds at reasonable rates; fluctuations in worldwide markets for corn and other commodities, and the associated risks of hedging against such fluctuations; fluctuations in the markets and prices for our co-products, particularly corn oil; fluctuations in aggregate industry supply and market demand; the behavior of financial markets, including foreign currency fluctuations and fluctuations in interest and exchange rates; continued volatility and turmoil in the capital markets; the commercial and consumer credit environment; general political, economic, business, market and weather conditions in the various geographic regions and countries in which we buy our raw materials or manufacture or sell our products; future financial performance of major industries which we serve, including, without limitation, the food and beverage, pharmaceuticals, paper, corrugated, textile and brewing industries; energy costs and availability, freight and shipping costs, and changes in regulatory controls regarding quotas, tariffs, duties, taxes and income tax rates; operating difficulties; availability of raw materials, including tapioca and the specific varieties of corn upon which our products are based; energy issues in Pakistan; boiler reliability; our ability to effectively integrate and operate acquired businesses; our ability to achieve budgets and to realize expected synergies; our ability to complete planned maintenance and investment projects successfully and on budget; labor disputes; genetic and biotechnology issues; changing consumption preferences including those relating to high fructose corn syrup; increased competitive and/or customer pressure in the corn-refining industry; and the outbreak or continuation of serious communicable disease or hostilities including acts of terrorism.  Factors relating to the pending acquisition of Penford Corporation that could cause actual results and developments to differ from expectations include:  required regulatory approvals may not be obtained in a timely manner, if at all; the pending acquisition may not be consummated in a timely manner or at all; the anticipated benefits of the pending acquisition, including synergies, may not be realized; and the integration of Penford’s operations with those of Ingredion may be materially delayed or may be more costly or difficult than expected.

Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement as a result of new information or future events or developments. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these and other risks, see “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2013 and subsequent reports on Forms 10-Q and 8-K.

Ingredion Incorporated (“Ingredion”)

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended September 30,		Change	Nine Months Ended September 30,		Change
(In millions, except per share amounts)	2014	2013	%	2014	2013	%
Net sales before shipping and handling costs	$1,544.8	$1,695.8	(9)%	$4,547.8	$5,073.7	(10)%
Less: shipping and handling costs	84.5	84.1	0%	247.7	244.7	1%
Net sales	$1,460.3	$1,611.7	(9)%	$4,300.1	$4,829.0	(11)%
Cost of sales	1,162.7	1,352.9	(14)%	3,456.8	3,988.5	(13)%
Gross profit	$297.6	$258.8	15%	$843.3	$840.5	0%

Operating expenses	129.1	125.0	3%	398.6	399.1	0%
Other (income), net	(9.6)	(3.1)		(18.4)	(10.7)
Operating income	$178.1	$136.9	30%	$463.1	$452.1	2%
Financing costs, net	15.1	17.9	(16)%	49.0	50.9	(4)%
Income before income taxes	$163.0	$119.0	37%	$414.1	$401.2	3%
Provision for income taxes	42.6	30.7		113.9	104.1
Net income	$120.4	$88.3	36%	$300.2	$297.1	1%
Less: Net income attributable to non-controlling interests	1.8	2.0	(10)%	6.4	4.9	31%
Net income attributable to Ingredion	$118.6	$86.3	37%	$293.8	$292.2	1%

Earnings per common share attributable to Ingredion Common Shareholders:

Weighted average common shares outstanding:
Basic	73.0	77.3		74.2	77.5
Diluted	74.3	78.6		75.5	78.8

Earnings per common share of Ingredion:
Basic	$1.62	$1.12	45%	$3.96	$3.77	5%
Diluted	$1.60	$1.10	45%	$3.89	$3.71	5%

Ingredion Incorporated (“Ingredion”)

Condensed Consolidated Balance Sheets

(In millions, except share and per share amounts)	September 30, 2014	December 31, 2013
	(Unaudited)

Assets
Current assets
Cash and cash equivalents	$565	$574
Accounts receivable – net	831	832
Inventories	722	723
Prepaid expenses	27	17
Deferred income taxes	71	68
Total current assets	2,216	2,214

Property, plant and equipment – net	2,095	2,156
Goodwill	520	535
Other intangible assets – net	297	311
Deferred income taxes	10	15
Investments	5	11
Other assets	113	118
Total assets	$5,256	$5,360

Liabilities and equity
Current liabilities
Short-term borrowings	$29	$93
Accounts payable and accrued liabilities	734	727
Total current liabilities	763	820

Non-current liabilities	152	163
Long-term debt	1,888	1,717
Deferred income taxes	202	207
Share-based payments subject to redemption	20	24

Equity
Ingredion stockholders’ equity:
Preferred stock – authorized 25,000,000 shares-$0.01 par value, none issued	—	—
Common stock – authorized 200,000,000 shares-$0.01 par value – 77,810,875 and 77,672,670 shares issued at September 30, 2014 and December 31, 2013, respectively	1	1
Additional paid-in capital	1,107	1,166
Less: Treasury stock (common stock; 5,971,480 and 3,361,180 shares at September 30, 2014 and December 31, 2013, respectively) at cost	(431)	(225)
Accumulated other comprehensive loss	(719)	(583)
Retained earnings	2,245	2,045
Total Ingredion stockholders’ equity	2,203	2,404
Non-controlling interests	28	25
Total equity	2,231	2,429

Total liabilities and equity	$5,256	$5,360

Ingredion Incorporated (“Ingredion”)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Nine Months Ended September 30,
(In millions)	2014	2013

Cash provided by operating activities:
Net income	$300	$297
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	147	145
Decrease (increase) in margin accounts	(11)	11
Increase in other trade working capital	(26)	(162)
Other	52	71
Cash provided by operating activities	462	362

Cash used for investing activities:
Capital expenditures, net of proceeds on disposals	(187)	(202)
Proceeds from sale of investment	11	—
Short-term investments	(1)	19
Other	—	2
Cash used for investing activities	(177)	(181)

Cash used for financing activities:
Proceeds from (payments on) borrowings, net	109	(30)
Repurchases of common stock, net of issuances	(287)	(44)
Dividends paid (including to non-controlling interests)	(97)	(82)
Excess tax benefit on share-based compensation	5	1
Cash used for financing activities	(270)	(155)

Effect of foreign exchange rate changes on cash	(24)	(17)
Increase (decrease) in cash and cash equivalents	(9)	9
Cash and cash equivalents, beginning of period	574	609
Cash and cash equivalents, end of period	$565	$618

Ingredion Incorporated (“Ingredion”)

Supplemental Financial Information

(Unaudited)

I.  Geographic Information of Net Sales and Operating Income

	Three Months Ended September 30,		Change	Nine Months Ended September 30,		Change
(Dollars in millions)	2014	2013	%	2014	2013	%
Net Sales
North America	$805.6	$948.7	(15)%	$2,362.0	$2,835.3	(17)%
South America	307.6	322.8	(5)%	906.2	992.3	(9)%
Asia Pacific	205.8	204.8	0%	594.3	600.5	(1)%
EMEA	141.3	135.4	4%	437.6	400.9	9%
Total	$1,460.3	$1,611.7	(9)%	$4,300.1	$4,829.0	(11)%

Operating Income
North America	$113.1	$96.6	17%	$288.7	$308.2	(6)%
South America	27.4	18.8	46%	73.8	79.5	(7)%
Asia Pacific	27.0	23.6	14%	80.1	70.2	14%
EMEA	22.2	17.4	28%	68.7	53.6	28%
Corporate (a)	(11.6)	(19.5)	(41)%	(48.2)	(59.4)	(19)%
Total	$178.1	$136.9	30%	$463.1	$452.1	2%

(a)

Includes $7 million of income relating to a tax indemnification agreement with an offsetting expense of $7 million recorded in the provision for income taxes for the three months and nine months ended September 30, 2014. Additionally, includes a $5 million gain from the sale of a non-consolidated affiliate and $4 million of costs relating to product liability claims for the nine months ended September 30, 2014.